Exhibit 99.1

Contact:
Media:	Investors:
Perri Richman	Zac Nagle
(732) 319-1024, prichman@irco.com	(704) 990-3913, investorrelations@irco.com

Ingersoll Rand Announces Details for Anticipated Completion of Spin-Off and Subsequent Merger of its Industrial Segment

Swords, Ireland, February 14, 2020 – Ingersoll-Rand plc (NYSE: IR) today announced that it has set a record date of February 24, 2020 for the proposed spin-off of its Industrial segment. The spin-off and the previously announced merger are expected to be completed on February 29, 2020, subject to certain remaining conditions including the approval by the stockholders of Gardner Denver Holdings, Inc. (NYSE: GDI).

Subject to the satisfaction or waiver of customary closing conditions, Ingersoll Rand will distribute all of the shares of common stock of its wholly owned subsidiary, Ingersoll-Rand U.S. HoldCo, Inc. (“Ingersoll Rand Industrial”), to Ingersoll Rand shareholders as of the record date by means of a pro rata distribution. The distribution will not impact the number of shares held by shareholders in Ingersoll-Rand plc, which is expected to change its name to Trane Technologies plc and its ticker symbol to “TT” following the merger. Immediately following the spin-off, Ingersoll Rand Industrial will merge with a subsidiary of Gardner Denver. In connection with the merger, the Ingersoll Rand Industrial shares would be converted to the right to receive Gardner Denver shares as illustrated in the hypothetical below.

Upon completion of the merger, Ingersoll Rand shareholders are expected to collectively own approximately 50.1% of the shares of Gardner Denver common stock on a fully-diluted basis, and current Gardner Denver stockholders are expected to collectively own approximately 49.9% on a fully-diluted basis.

As an example, using a hypothetical record date of January 31, 2020 and assuming 238,401,033 Ingersoll Rand shares outstanding and 210,398,480 Gardner Denver shares outstanding, the total shares of Gardner Denver common stock issued pursuant to the merger would equal 211,241,761 shares (or approximately 0.8861 of a share of Gardner Denver common stock with respect to each ordinary share of Ingersoll Rand).1 The actual number of shares of Gardner Denver common stock that Ingersoll Rand shareholders will receive with respect to each ordinary share of Ingersoll Rand will be determined based on the number of shares of Gardner Denver common stock outstanding on a fully-diluted, as-converted and as-exercised basis and the number of ordinary shares of Ingersoll Rand outstanding on the actual record date.

1 This hypothetical is based on the number of shares of Gardner Denver common stock outstanding on a fully-diluted, as-converted and as-exercised basis (determined using the treasury method based on the closing stock price of Gardner Denver common stock on January 31, 2020) and the number of ordinary shares of Ingersoll Rand outstanding, each as of January 31, 2020.

No action is required by Ingersoll Rand shareholders to receive their shares of Gardner Denver common stock in the merger.

No fractional shares of Gardner Denver common stock will be issued in the merger, and instead Ingersoll Rand shareholders will receive cash in lieu of any fractional share.

When Issued (WI) Trading to Begin for Ingersoll Rand on New York Stock Exchange (NYSE)

Ingersoll Rand has been advised by the NYSE that, beginning on/or about February 21, 2020 and continuing through the last trading day prior to the closing date of the merger, there will be two markets in ordinary shares of Ingersoll Rand on the NYSE: a “regular way” market and an “ex-distribution” market. Also during this period, an Ingersoll Rand shareholder can sell the right to his or her Gardner Denver common stock that he or she will receive pursuant to the merger in a “when issued” (WI) market.

Trading options prior to the closing of the merger for Ingersoll Rand shareholders will be provided by the NYSE on or about February 21, 2020 and include:

IR

During this period, if Ingersoll Rand shareholders sell ordinary shares of Ingersoll Rand stock in the regular way market (under Ingersoll Rand’s existing NYSE symbol “IR”), shareholders will be selling both ordinary shares of Ingersoll Rand and the right to receive shares of Gardner Denver common stock pursuant to the merger.

IR WI

During this period, if Ingersoll Rand shareholders sell ordinary shares of Ingersoll Rand stock in the “ex-distribution” market (under the temporary NYSE symbol “IR WI”), shareholders will be selling only ordinary shares of Ingersoll Rand and will be retaining the right to receive shares of Gardner Denver common stock pursuant to the merger.

GDI WI

During this period, Ingersoll Rand shareholders also have the option of selling right to shares of Gardner Denver common stock and retain ordinary shares of Ingersoll Rand in the “when issued” market. This option will be available under the temporary NYSE symbol “GDI WI”.

Trades under the symbols “IR WI” and “GDI WI” will settle after the closing date of the merger. If the merger is not completed, all trades under these symbols will be cancelled.

In all cases, shareholders are encouraged to consult with financial advisors about the specific implications of selling ordinary shares of Ingersoll Rand or the right to receive shares of Gardner Denver common stock on or before the closing date of the merger.

Further Information

Further details of the spin-off of Ingersoll Rand’s Industrial segment and the merger with Gardner Denver may be found in a registration statement filed with the Securities and Exchange Commission on Form 10. The registration statement is available at www.sec.gov and filed under the name “Ingersoll-Rand U.S. HoldCo, Inc.”

About Ingersoll Rand

Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands — including Club Car®, Ingersoll Rand®, Thermo King® and Trane® — work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a global business committed to a world of sustainable progress and enduring results.

For more information, visit www.ingersollrand.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Gardner Denver and Ingersoll Rand Industrial have filed registration statements with the Securities and Exchange Commission (the “SEC”) registering shares of Gardner Denver common stock and Ingersoll Rand Industrial common stock in connection with the proposed transaction, which were declared effective by the SEC on January 16, 2020. Gardner Denver has also filed a proxy statement, which has been sent to the Gardner Denver shareholders in connection with their vote required in connection with the proposed transaction. Ingersoll Rand shareholders are urged to read the prospectus and / or information statement that are included in the registration statements and any other relevant documents when they become available, and Gardner Denver shareholders are urged to read the proxy statement and any other relevant documents when they become available, because they will contain important information about Gardner Denver, Ingersoll Rand Industrial and the proposed transaction. The proxy statement, prospectus and/or information statement and other documents relating to the proposed transaction (when they become available) can be obtained free of charge from the SEC’s website at www.sec.gov. The proxy statement, prospectus and/or information statement and other documents (when they are available) are also available free of charge on Ingersoll Rand’s website at http://ir.ingersollrand.com/investors/ or on Gardner Denver’s website at https://investors.gardnerdenver.com/.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This communication is not a solicitation of a proxy from any security holder of Gardner Denver. However, Ingersoll Rand, Gardner Denver and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Gardner Denver in connection with the proposed transaction under the rules of the SEC.

Information about the directors and executive officers of Ingersoll Rand may be found in its Annual Report on Form 10-K filed with the SEC on February 12, 2019 and its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders filed with the SEC on April 23, 2019. Information about the directors and executive officers of Gardner Denver may be found in its Annual Report on Form 10-K filed with the SEC on February 27, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 26, 2019.

Forward-looking Statements

This communication contains “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction between Ingersoll Rand and Gardner Denver. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction, the expected benefits of the proposed transaction, including future financial and operating results and strategic benefits, the tax consequences of the proposed transaction, and the combined company’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions, and any assumptions underlying any of the foregoing, are forward looking statements.

These forward-looking statements are based on Gardner Denver’s and Ingersoll Rand’s current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from Gardner Denver’s and Ingersoll Rand’s current expectations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, including that the required approval by the stockholders of Gardner Denver may not be obtained; (2) the risk that the proposed transaction may not be completed on the terms or in the time frame expected by Ingersoll Rand or Gardner Denver, or at all, (3) unexpected costs, charges or expenses resulting from the proposed transaction, (4) uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the businesses of Gardner Denver and Ingersoll Rand Industrial, or at all, (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in the combined company and Ingersoll Rand achieving revenue and cost synergies; (8) inability of the combined company and Ingersoll Rand to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transaction; (10) the risk that stockholder litigation in connection with the proposed transaction or other settlements or investigations may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in general economic and/or industry specific conditions; (13) actions by third parties, including government agencies; and (14) other risk factors detailed from time to time in Ingersoll Rand’s and Gardner Denver’s reports filed with the SEC, including Ingersoll Rand’s and Gardner Denver’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC, which are available on the SEC’s website at http://www.sec.gov. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this communication. Neither Ingersoll Rand nor Gardner Denver undertakes any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.